Exhibit 99.1

CONTACT:
Lewis Fanger	Richard Land, James Leahy
Vice President, Investor Relations	Jaffoni & Collins Incorporated
702/541-7777 or investors@pnkmail.com	212/835-8500 or pnk@jcir.com
PINNACLE ENTERTAINMENT REPORTS REVENUE AND CONSOLIDATED ADJUSTED EBITDA GROWTH FOR 2010 FIRST QUARTER
— Quarterly Highlights Include Successful River City Casino Opening in South St. Louis —
LAS VEGAS, NV, April 27, 2010 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported first quarter operating results for the three months ended March 31, 2010 as summarized below:

	Three Months Ended
	March 31,
($ in thousands, except per share data)	2010	2009
Revenues	$267,426	$259,223
Consolidated Adjusted EBITDA (1)	$53,328	$50,313
Operating income (2)	$19,985	$19,215
Income (loss) from continuing operations	$(2,151)	$2,546
GAAP net income (3)	$36,743	$931
Diluted EPS (3)	$0.60	$0.02
Adjusted EPS (4)	$0.07	$0.09

(1)	For a further description of Consolidated Adjusted EBITDA and Adjusted EBITDA, please see the section entitled “Non-GAAP Financial Measures” below.

(2)
Operating income in 1Q 2010 includes $8.9 million in pre-opening and development costs and a $3.1 million net benefit related to write-downs, reserves and recoveries. Operating income in 1Q 2009 includes $2.9 million in pre-opening and development costs and a $0.5 million net cost related to write-downs, reserves and recoveries.

(3)
GAAP net income and diluted EPS in 1Q 2010 includes a gain of $38.9 million, or $0.64 per share, net of taxes, from discontinued operations as described below. GAAP net income and diluted EPS in 1Q 2009 include a loss of $1.6 million, or $0.02 per share, net of taxes, from discontinued operations.

(4)
For a further description of Adjusted EPS, please see the section entitled “Non-GAAP Financial Measures” below. In addition, please see detail in “Reconciliation of GAAP Net Income to Adjusted Net Income” table below.

“Pinnacle generated solid first quarter operating results which reflect the initial benefits of our heightened focus on achieving operating efficiencies and exercising financial discipline throughout the Company. Our success with these strategies in the first quarter should provide an excellent foundation for further progress throughout the balance of the year,” said Anthony Sanfilippo, president and chief executive officer of Pinnacle Entertainment. “Our operating and growth strategy is to build profitable revenue through the Company’s commitment to a ‘best-in-market’ approach to the guest experience, further operating efficiency improvements and a disciplined view on capital spending and expansion.”

Revenues in the first quarter of 2010 increased 3.2%, or $8 million, to $267 million from $259 million in the 2009 first quarter. Consolidated Adjusted EBITDA increased 6.0%, or $3.0 million, to $53.3 million from $50.3 million in the prior-year period.
Revenues and Consolidated Adjusted EBITDA in the March 2010 quarter benefited from approximately four weeks of operations at River City Casino in south St. Louis County, which opened in early March, as well as the Company’s cost management initiatives at the property and corporate levels. Pinnacle’s L’Auberge du Lac and Boomtown Bossier City properties recorded improvements in operating margins related to cost discipline, with L’Auberge generating its second-best quarterly Adjusted EBITDA despite a small revenue decline. These benefits were partially offset by lower spend-per-visit at Boomtown New Orleans relative to last year and the impact of the June 2009 opening of an expanded and re-branded riverboat casino near Pinnacle’s Belterra Casino Resort.
Offering the Premier Guest Experience
Pinnacle’s new River City Casino in south St. Louis County opened in early March to a positive response from patrons and, combined with strong revenues and record Adjusted EBITDA at Lumière Place, drove growth in the Company’s St. Louis segment. To ensure a successful opening, and consistent with most new facilities, River City incurred higher costs than are expected longer-term as operations become normalized. However, River City Casino generated positive Adjusted EBITDA in its first month of operations despite such higher costs.
Mr. Sanfilippo continued, “The recent opening of River City Casino in south St. Louis County is an example of the success that Pinnacle can achieve through our development and operation of premier casino entertainment facilities. River City is an excellent complement to our Lumière Place casino complex in downtown St. Louis and provides us opportunities for growth across the broader market. By featuring best-in-market customer experiences, both properties are positioned independently as market leading destinations, which allows us to fully address the highly populated St. Louis metropolitan area with distinct entertainment offerings that appeal to diverse consumer preferences. We believe our comprehensive approach to this attractive market will result in revenue growth and operating margin improvements from our St. Louis operations.
“The early success of our operating strategies in the St. Louis market reflects our focus on fully leveraging Pinnacle’s portfolio of quality facilities with a commitment to offering a world-class guest experience and casino entertainment environment. Pinnacle’s senior and property-level management and all our associates are working collaboratively to focus on the customer experience so that our facilities are the destination of choice for consumers in each market where we operate.”
Focus on Thoughtful Growth through Financial Discipline
Stephen H. Capp, executive vice president and chief financial officer of Pinnacle Entertainment, added, “Simultaneous with our focus on the guest experience, Pinnacle is developing property and corporate-level strategies that should result in a more efficient organization and establish a solid foundation for growth. In this regard, we are reviewing all operational aspects of our properties and the first quarter results reflect the potential of this approach. Through a restructured approach to marketing and gaming floor and hotel guestroom yields, we expect further progress on this front throughout 2010. Financial discipline at the corporate level should also lead to improved cash flow and financial results.

“The Company’s recently-updated development plan in Louisiana is another example of our commitment to thoughtfully expanding our operations. In the Lake Charles market, we expect our focus on furthering operational excellence at L’Auberge du Lac will enhance the property’s status as a leading resort in the region and result in both revenue and Adjusted EBITDA growth. In Baton Rouge, our development project will diversify Pinnacle’s operations into an attractive new market that we believe is currently underserved. We are actively engaged in the design phase of the project. Current plans call for the property to feature a modern dockside riverboat casino with at least 1,300 slot machines, 50 table games, a hotel with at least 100 rooms and other amenities.”
Mr. Sanfilippo concluded, “Importantly, as we execute on strategies aimed at enhancing our operating results, we will ensure that our portfolio of quality regional casino entertainment properties are the destination of choice for players in their respective markets. At every level of the organization, we are embracing a commitment to excellence. The improvements we have achieved to date provide enthusiasm and momentum to further our success. We believe our focus on operational excellence, thoughtful growth and a measured approach to expansion opportunities will benefit future financial results and create new value for shareholders.”
Additional 2010 First Quarter Highlights and Recent Developments
•
In February 2010, Pinnacle amended and restated its credit agreement to, among other things, provide the Company with a $375 million revolving credit facility and an extended maturity of March 31, 2014.

•
On February 3, 2010, Pinnacle settled all claims with RSUI Indemnity Company related to the loss caused by Hurricane Katrina, in exchange for its agreement to pay the Company approximately $23.4 million, which was received on February 12, 2010. RSUI Indemnity Company had previously paid Pinnacle approximately $2 million, which brought RSUI Indemnity Company’s total payment on the claim to $25.4 million. The Company has received payments totaling approximately $215 million from its insurers relative to these claims and has no further outstanding insurance claims related to Hurricane Katrina.

•
On March 4, 2010, River City Casino in the south St. Louis community of Lemay opened to the public. The River City entertainment complex represents a $351 million investment, excluding operating cash and capitalized interest, versus its original projected cost of $357 million. It features a single-level, 90,000 square-foot casino with more than 2,100 slot machines, 55 table games, parking for more than 3,000 vehicles and leading food and beverage amenities.

•	In March 2010, the Company received a $6.5 million legal settlement related to the recovery of legal fees.

•
On March 15, 2010, Anthony M. Sanfilippo was named Pinnacle’s president and chief executive officer and was appointed to its board of directors. Mr. Sanfilippo previously served in executive roles at Harrah’s Entertainment, Inc., the world’s largest casino company, and brings more than 25 years of industry experience, including managing and developing gaming operations in diverse jurisdictions including Louisiana, Missouri, Indiana and Nevada.

•
In March 2010, Pinnacle entered into a guaranteed maximum price contract for the development of its Baton Rouge, LA casino-hotel project, subject to various terms to be determined at a later date. The design of the casino entertainment facility will reflect the rich heritage of Baton Rouge and southern Louisiana, and will feature approximately 1,300 slot machines, 50 table games, a hotel with at least 100 guestrooms and other amenities.

•	During the quarter, Pinnacle incurred severance costs of approximately $1.0 million due to employee terminations.

•
In April 2010, Pinnacle cancelled its $305 million Sugarcane Bay casino development in Lake Charles, LA and surrendered the related gaming license to the Louisiana Gaming Control Board. In connection with this decision, Pinnacle expects to record a write-down of approximately $30 million to $40 million in the second quarter of 2010, and may incur termination fees associated with ending certain contracts.

•	In April 2010, Pinnacle completed the sale of its corporate aircraft for gross proceeds of $10.5 million. In addition, Pinnacle has begun the process of selling its two seaplanes.
Liquidity
At March 31, 2010, the Company had $134 million in cash and cash equivalents, an estimated $80 million of which is used in day-to-day operations. As of that date, $80 million was drawn and approximately $9.6 million of letters of credit were outstanding under the Company’s $375 million bank credit facility.
Interest Expense
Gross interest expense before capitalized interest was $24.4 million in the 2010 first quarter versus $18.8 million in the prior-year period. Gross interest expense increased principally due to the replacement of less-expensive revolver borrowings with the issuance in July 2009 of long-term 8.625% senior notes due in 2017. Capitalized interest was $3.5 million and $2.2 million for the three months ended March 31, 2010 and 2009, respectively. The increase in capitalized interest was principally due to an increase in development activities attributable to the Company’s River City project. Pinnacle stopped capitalizing interest on its River City project during the first quarter of 2010.
Discontinued Operations
Discontinued operations consist of the Company’s Argentine operations, which Pinnacle decided to sell; Atlantic City, NJ assets, which Pinnacle decided to sell as it no longer intends to develop; the former Casino Magic Biloxi operations; and its Bahamian operations. For the three months ended March 31, 2010 and 2009, Pinnacle recorded a gain of $38.9 million and a loss of $1.6 million, net of income taxes, respectively, related to its discontinued operations. In February 2010, the Company settled all Casino Magic Biloxi claims with its insurance carrier in exchange for a payment of approximately $23.4 million. Prior insurance advances that exceeded the book value of destroyed assets and certain insured expenses were recorded as a deferred gain of $18.3 million. As a result of this final settlement, Pinnacle recognized this deferred gain in the quarter ended March 31, 2010 and has no further outstanding insurance claims related to Hurricane Katrina. On March 10, 2010, the Company reached a settlement agreement with the Missouri Gaming Commission (“MGC”) in connection with the preliminary order for disciplinary action in regards to the President Casino. Pinnacle agreed to surrender its gaming license related to the President Casino to the MGC and agreed to cease operations on or before July 1, 2010. In exchange, the MGC agreed to withdraw and dismiss the preliminary order for disciplinary action. The President Casino is currently scheduled to close on June 28, 2010, at which time it will be considered a discontinued operation.

Investor Conference Call
Pinnacle will hold a conference call for investors today, Tuesday, April 27, 2010, at 9:00 a.m. ET (6:00 a.m. PT) to discuss its 2010 first quarter financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through May 11, 2010 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 70724913. The conference call will also be available for replay at www.pnkinc.com.
Non-GAAP Financial Measures
Consolidated Adjusted EBITDA, Adjusted net income, and Adjusted EBITDA are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income as net income (loss) before pre-opening and development expenses, asset impairment costs, write-downs, reserves, recoveries, corporate-level litigation settlement costs, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, minority interest and discontinued operations. The Company defines Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation and write-downs. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.
The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results among its properties and between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.

Adjusted net income is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income does not include the costs of the Company’s development activities, certain asset sale gains, or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business. Management believes that Adjusted EBITDA is a useful analytical tool as it enables management to evaluate the profitability of the gaming operations without taking into account the effect of certain non-operating expenses.
EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations and a reconciliation of GAAP net income to Adjusted net income.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. In March 2010, Pinnacle opened its newest casino, River City, in south St. Louis County, Missouri and is developing a casino in Baton Rouge, Louisiana.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance, future growth, the construction and opening schedule of the Baton Rouge project, amenities and features of the Baton Rouge project, ability to achieve operating efficiencies and to reduce corporate costs, continued operating performance of River City Casino, are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (b) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (c) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties may negatively affect the market for the Company’s securities; (d) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (e) many factors, including the escalation of construction costs beyond increments anticipated in its construction budget for Baton Rouge, could prevent the Company from completing the project within budget and on time; (f) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals for its Baton Rouge project, some of which are beyond its control; (g) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; and (h) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.
Boomtown, L’Auberge du Lac, River City and Sugarcane Bay are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.
— financial tables follow —

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data, unaudited)

	For the three months
	ended March 31,
	2010	2009
Revenues:
Gaming	$235,485	$228,938
Food and beverage	15,367	14,054
Lodging	8,398	8,271
Retail, entertainment and other	8,176	7,960

	267,426	259,223

Expenses and other costs:
Gaming	133,058	131,576
Food and beverage	15,909	14,171
Lodging	5,198	5,626
Retail, entertainment and other	4,568	4,310
General and administrative	56,812	55,463
Depreciation and amortization	26,080	25,484
Pre-opening and development costs	8,884	2,927
Write-downs, reserves and recoveries, net	(3,068)	451

	247,441	240,008

Operating income	19,985	19,215
Other non-operating income	27	85
Interest expense, net of capitalized interest	(20,952)	(16,575)
Loss on early extinguishment of debt	(1,418)	—

Income (loss) from continuing operations before income taxes	(2,358)	2,725
Income tax (expense) benefit	207	(179)

Income (loss) from continuing operations	(2,151)	2,546
Income (loss) from discontinued operations, net of income taxes	38,894	(1,615)

Net income	$36,743	$931

Net income per common share—basic
Income (loss) from continuing operations	$(0.04)	$0.04
Income (loss) from discontinued operations, net of income taxes	$0.65	$(0.02)

Net income per common share—basic	$0.61	$0.02

Net income per common share—diluted
Income (loss) from continuing operations	$(0.04)	$0.04
Income (loss) from discontinued operations, net of income taxes	$0.64	$(0.02)

Net income per common share—diluted	$0.60	$0.02

Number of shares—basic	60,107	60,008
Number of shares—diluted	60,936	61,876

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	March 31,	December 31,
	2010	2009
Assets
Cash and cash equivalents	$133,925	$124,744
Other assets, including restricted cash	120,265	124,515
Land, buildings, riverboats and equipment, net	1,506,814	1,500,760
Assets of discontinued operations held for sale	94,342	93,837

Total assets	$1,855,346	$1,843,856

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$199,061	$251,707
Long-term debt, including current portion	1,106,635	1,063,371
Liabilities of discontinued operations held for sale	16,019	34,369

Total liabilities	1,321,715	1,349,447

Stockholders’ equity	533,631	494,409

Total liabilities and stockholders’ equity	$1,855,346	$1,843,856

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA
(In thousands, unaudited)

	For the three months
	ended March 31,
	2010	2009
Revenues
L’Auberge du Lac	$86,380	$88,398
St. Louis (a)	76,670	59,128
Boomtown New Orleans	34,775	38,289
Belterra Casino Resort	36,372	40,986
Boomtown Bossier City	24,402	24,814
Boomtown Reno	8,825	7,573
Other	2	35

Total Revenues	$267,426	$259,223

Adjusted EBITDA (b)
L’Auberge du Lac	$24,028	$23,534
St. Louis (a)	14,666	10,409
Boomtown New Orleans	10,602	13,492
Belterra Casino Resort	6,521	7,790
Boomtown Bossier City	6,545	6,180
Boomtown Reno	(997)	(1,320)

	61,365	60,085
Corporate expenses	(8,037)	(9,772)

Consolidated Adjusted EBITDA (b)	$53,328	$50,313
Depreciation and amortization	(26,080)	(25,484)
Pre-opening and development costs	(8,884)	(2,927)
Non-cash share-based compensation	(1,447)	(2,236)
Write-downs, reserves and recoveries, net	3,068	(451)
Other non-operating income	27	85
Loss on early extinguishment of debt	(1,418)	—
Interest expense, net of capitalized interest	(20,952)	(16,575)
Income tax (expense) benefit	207	(179)

Income (loss) from continuing operations	$(2,151)	$2,546

(a)
St. Louis includes operating results Lumière Place, River City Casino and President Casino. River City Casino opened on March 4, 2010. President Casino is expected to close on June 28, 2010 and had an Adjusted EBITDA loss of $0.8 million for the three months ended March 31, 2010.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted EBITDA and Consolidated Adjusted EBITDA.

Pinnacle Entertainment, Inc.
Supplemental Information
Pre-opening and Development Costs
(In thousands, unaudited)

	For the three months
	ended March 31,
	2010	2009
Pre-opening and Development Costs
River City	$8,183	$1,229
Baton Rouge	198	1,040
Sugarcane Bay	444	578
Other	59	80

Total Pre-opening and Development Costs	$8,884	$2,927

Write-downs, Reserves and Recoveries
(In thousands, unaudited)

	For the three months
	ended March 31,
	2010	2009
Impairment of assets	$2,971	$177
Loss on disposal of assets	413	274
Legal settlement recoveries	(6,452)	—

Write-downs, reserves and recoveries, net	$(3,068)	$451

Income (Loss) from Discontinued Operations
(In thousands, unaudited)

	For the three months
	ended March 31,
	2010	2009
Casino Magic Argentina	$630	$1,396
Atlantic City entities	(2,670)	(2,715)
The Casino at Emerald Bay in The Bahamas	22	(203)
Casino Magic Biloxi	40,912	(93)

Total	$38,894	$(1,615)

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of GAAP Net Income to Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	For the three months
	ended March 31,
	2010	2009
GAAP net income	$36,743	$931
Pre-opening and development costs	8,884	2,927
Write-downs, reserves and recoveries, net	(3,068)	451
Loss on early extinguishment of debt	1,418	—
Adjustment for taxes on above	(635)	(222)
Income (loss) from discontinued operations	(38,894)	1,615

Adjusted net income (a)	$4,448	$5,702

Adjusted per common share — diluted
GAAP net income	$0.60	$0.02
Pre-opening and development costs	0.15	0.05
Write-downs, reserves and recoveries, net	(0.05)	0.00
Loss on early extinguishment of debt	0.02	—
Adjustment for taxes on above	(0.01)	(0.00)
Income (loss) from discontinued operations	(0.64)	0.02

Adjusted net income per common share — diluted	$0.07	$0.09

Number of shares — diluted	60,936	61,876

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income.